SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

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[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

                            Guided Therapeutics, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TO MY FELLOW STOCKHOLDERS:

I would like to invite you to attend a special meeting of stockholders, on Wednesday, November 11, 2015 at 10:00 a.m., local time. The meeting will be held at our offices, located at 5835 Peachtree Corners East, Suite D, Norcross, Georgia.

I encourage you to read the enclosed notice of meeting and proxy statement, because they contain important information, including a description of the business that will be acted upon at the meeting, as well as the voting procedures. But in this letter, I would like to highlight some of our reasons for calling a special meeting so soon after our least meeting.

We are seeking your approval for additional authorized shares of our common stock to maintain flexibility in financing options to support our operations and growth. We continue to regard non-dilutive financings and internally generated cash from operations as our preferred sources of capital. However, our success at completing non-dilutive financings is difficult to predict and our cash from operations is still too small to fund us fully. As a result, we need additional shares in order to retain the flexibility to raise capital through equity transactions, if needed.

We also are obligated to maintain sufficient shares to support our prior financings. The recent decline in our share price has made this more challenging, as the securities we issued in our most recent financing have conversion-price resets based on the stock price. Therefore, of the 255 million additional shares authorized at our last meeting, not enough remain for us to complete future financings. The recent pull-back in the share price was unanticipated, particularly in light of our recent positive news flow based on new orders.

We remain optimistic about our business prospects. Our distributors continue to receive orders from governments in key markets such as Turkey, Indonesia, Bangladesh and others, and we anticipate that this will lead to strong revenue growth over the coming months. At the same time, we continue to work with the FDA. We need to have the financial flexibility to support and foster these opportunities.

In the future, we hope to list our shares on a national market such as NASDAQ and intend to work toward meeting the requirements for such a listing. We believe this will boost institutional awareness, broaden the scope of potential investors and improve the liquidity and trading action of the shares. We believe these factors, combined with the progress we are making in our underlying business, could enhance potential interest from long-term investors. As an initial step, therefore, we are also seeking your approval at the meeting of a reverse stock split, at a board-determined date, which would help us meet minimum stock price listing standards.

Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote and submit your proxy.

I hope you will be able to join us, and I look forward to seeing you.

Sincerely,

Gene S. Cartwright, Ph.D.
President and Chief Executive Officer

GUIDED THERAPEUTICS, INC.

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NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 11, 2015

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TO THE STOCKHOLDERS:

Notice is hereby given that a special meeting of stockholders of Guided Therapeutics, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, November 11, 2015 at 10:00 a.m., local time, at the office of Guided Therapeutics, Inc., located at 5835 Peachtree Corners East, Suite D, Norcross, Georgia 30392, for the following purposes:

1.	To approve an amendment to the Company’s certificate of incorporation to increase the number of authorized shares of the Company’s common stock to a total of 1,000,000,000 shares;
2.	To approve an amendment to the Company’s certificate of incorporation to effect a reverse stock split, in a ratio to be determined by the Company’s board of directors ranging from 1-for-10 to 1-for-100, of all issued and outstanding shares of the Company’s common stock, at a time in the three years following such approval to be determined by the board; and
3.	To authorize the adjournment of the special meeting if necessary or appropriate in the discretion of the chairman of the special meeting, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve either of the first or second proposals.

These matters are more fully described in the proxy statement accompanying this notice.

Only stockholders of record at the close of business on September 17, 2015 are entitled to notice of and to vote at the special meeting.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if the stockholder has returned a proxy.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on November 11, 2015 The proxy statement is available at http://www.edocumentview.com/GTHP

By Order of the Board of Directors

Gene S. Cartwright, Ph.D.
President and Chief Executive Officer, Director

Norcross, Georgia
October 13, 2015

GUIDED THERAPEUTICS, INC.

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PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS

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INFORMATION CONCERNING SOLICITATION AND VOTING

General

We are soliciting proxies for use at a special meeting of stockholders, to be held Wednesday, November 11, 2015 at 10:00 a.m., local time, or at any adjournment of the special meeting, for the purposes listed in this proxy statement and in the accompanying Notice of Special Meeting of Stockholders. We are holding the special meeting at our corporate headquarters, located at 5835 Peachtree Corners East, Suite D, Norcross, Georgia 30392. Our office telephone number is (770) 242-8723.

We are first sending this proxy statement and the accompanying form of proxy to our stockholders on or about October 13, 2015.

Record Date and Voting Securities

Holders of record of our common stock and Series B convertible preferred stock (on an as-converted basis) at the close of business on September 17, 2015, which is referred to as the record date, are entitled to notice of and to vote at the special meeting. Each holder of common stock is entitled to one vote for each share of common stock held as of the record date. In addition, holders of Series B convertible preferred stock, which votes on an as-converted-to- common-stock basis together with the holders of the common stock as a single class, are entitled to an aggregate of 12,214,252 votes as of the record date. As of the record date, we had 130,183,838 shares of our common stock issued and outstanding and held of record by 374 stockholders and 1,277 shares of Series B convertible preferred stock issued and outstanding and held of record by 7 stockholders.

Revocability of Proxies

You may revoke your proxy given pursuant to this solicitation at any time before its use by delivering to our corporate secretary a written notice of revocation or a duly executed proxy bearing a later date, or by attending the special meeting and voting in person.

Solicitation

We will pay the cost of soliciting proxies. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to those beneficial owners. Our officers, directors and employees may also solicit proxies, without additional compensation, personally or by telephone or facsimile.

Quorum; Abstentions and Broker Non-Votes

The inspector of elections will tabulate the votes cast by proxy or in person at the special meeting. Our stock transfer agent may serve as inspector, or may assist the inspector. The inspector will also determine whether or not a quorum is present. Under Delaware law, a majority of shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of stockholders. Broker non-votes and abstentions are counted as present for purposes of establishing a quorum. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Broker non-votes and abstentions will have the same effect as a vote against the first or second proposals, but will have no effect on the third proposal.

Proxies that are properly executed and returned will be voted at the special meeting in accordance with the instructions on the proxy. Any properly executed proxy on which there are no instructions indicated about a specified proposal will be voted as follows:

-	FOR the amendment to our certificate of incorporation to increase the number of authorized shares of our common stock to a total of 1,000,000,000 shares;
-	FOR the amendment to our certificate of incorporation to effect a reverse stock split, in a ratio to be determined by our board of directors ranging from 1-for-10 to 1-for-100, of all issued and outstanding shares of our common stock, at a time in the three years following such approval to be determined by the board; and
-	FOR the adjournment of the special meeting if necessary or appropriate in the discretion of the chairman of the special meeting, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve either of the first or second proposals.

No business other than that listed in this proxy statement may properly come before the special meeting.

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SHARE OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table lists information regarding the beneficial ownership of our common stock as of the record date by (i) each person whom we know to beneficially own more than 5% of the outstanding shares of our common stock, (ii) each director, (iii) each person named in our most recent summary compensation table, and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address of each person listed is 5835 Peachtree Corners East, Suite D. Norcross, Georgia 30092.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
5% Stockholders
None

Management
John E. Imhoff, Director (4)	34,267,515	9.29%
Ronald Hart, Director (5)	2,399,140	*
Michael C. James, Chairman / Keukenoff Equity Fund, LLP (6)	1,688,364	*
Linda Rosenstock, Director (7)	1,012,174	*
Jonathan Niloff, Director (8)	1,082,383	*
Gene Cartwright, Director, President and CEO (9)	2,513,358	*
Mark L. Faupel, Consultant (10)	3,215,015	*
Richard L. Fowler, SVP (11)	668,543	*

All directors and executive officers as a group (7 persons)	43,631,477	11.83%

(*)	Less than 1%.
(1)	Except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.
(2)	Percentage ownership is based on 113,250,481 shares of common stock outstanding as of July 10, 2015.
(3)	Consists of 12,515,274 shares of common stock, 75,726,979 shares issuable upon conversion of 3,750 shares of Series C preferred stock and 68,431,579 shares issuable upon exercise of warrants.
(4)	Consists of 9,904,725 directly held shares, 4,782,401 shares issuable upon conversion of 500 shares of Series B preferred stock, 8,077,544 shares issuable upon conversion of 400 shares of Series C preferred stock, 10,599,095 shares issuable upon exercise of warrants, and 903,750 shares issuable upon exercise of options.
(5)	Consists of 696,748 directly held shares, 239,120 shares issuable upon conversion of 25 shares of Series B preferred stock, 208,272 shares issuable upon exercise of warrants and 1,255,000 shares issuable upon exercise of options.
(6)	Consists of 745,124 direct shares, 235,740 shares issuable upon exercise of warrants, and 707,500 shares issuable upon exercise of options, all held by Michael James; and 235,740 shares issuable upon exercise of warrants held by Keukenoff Equity Fund, LP, Michael James, managing partner.
(7)	Consists of 287,174 directly held shares and 725,000 shares issuable upon exercise of options.
(8)	Consists of 339,466 directly held shares and 742,917 shares issuable upon exercise of options.
(9)	Consists of 2,273,243 directly held shares, 235,740 shares issuable upon exercise of warrants, and 4,375 shares issuable upon exercise of options.
(10)	Consists of 646,382 directly held shares, 222,222 shares issuable upon exercise of warrants, and 2,311,057 shares issuable upon exercise of options.
(11)	Consists of 98,115 directly held shares and 570,428 shares issuable upon exercise of options.

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PROPOSAL NO. 1

APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO A
TOTAL OF 1,000,000,000 SHARES

Proposed Amendment

The board has adopted, and is recommending to the stockholders for approval, an amendment to our certificate of incorporation to increase the number of authorized shares of our common stock by 500,000,000, to a total of 1,000,000,000 shares (the “Authorized Shares Amendment”). If the Authorized Shares Amendment is approved by the required vote of stockholders, paragraph one of Article IV of our certificate of incorporation would be deleted and replaced with the following:

The Corporation is authorized to issue two classes of shares of stock to be designated, respectively, Common Stock, $0.001 par value, and Preferred Stock, $0.001 par value. The total number of shares that the Corporation is authorized to issue is 1,005,000,000 shares. The number of shares of Common Stock authorized is 1,000,000,000. The number of shares of Preferred authorized is 5,000,000.

The proposed amendment, if adopted by the required vote of stockholders, will become effective upon its acceptance by the Delaware Secretary of State.

Background and Reasons for the Authorized Shares Amendment

On September 15, 2015, at a special meeting of stockholders, our stockholders approved a similar amendment to our certificate of incorporation to increase the number of authorized shares of common stock to 500 million. In mid-July 2015, when the board determined to call the September special meeting, the board believed that 500 million shares of common stock would be sufficient to provide for conversion of outstanding and to-be-issued shares of our Series C convertible preferred stock and exercise of outstanding warrants and options, as well as be sufficient for future general corporate purposes, including possible financings or possible equity-based compensation awards. However, due to the subsequent decline in the trading price of our common stock, and the operation of certain price-protection provisions in the Series C convertible preferred stock, the board has determined that the increased authorized shares approved at the September special meeting, while currently sufficient for conversions of Series C convertible preferred stock and exercises of outstanding warrants and options, no longer is sufficient for such future general corporate purposes.

The board, therefore, believes that additional authorized shares are necessary for future general corporate purposes, including possible financings or possible equity-based compensation awards. Our board believes that the availability of such authorized but unissued shares will give us flexibility to respond efficiently to future business and financing needs and other opportunities. Except as described above and elsewhere in this proxy statement, however, we have no current plans, understandings, commitments, agreements or undertakings concerning the issuance of additional authorized shares.

Effects of Increase in Authorized Common Stock on Rights of Stockholders

The Authorized Shares Amendment will not have any immediate effect on the rights of our stockholders. Although the additional authorized shares of common stock will not change the voting rights, dividend rights, liquidation rights or any other stockholder rights, our board will have the authority to issue additional shares of common stock without requiring future stockholder approval of such issuances, except as may be required by applicable law or the rules of any stock exchange on which our securities may be listed in the future. The issuance of additional shares of common stock will decrease the relative percentage equity ownership of our common stockholders, thereby diluting the voting power of their common stock, and, depending on the price at which the additional shares are issued, may also be dilutive to the earnings per share of their common stock.

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Although our board recommends authorization of additional shares of common stock for the reasons stated herein, and not in consideration of any possible anti-takeover effect, such additional authorized but unissued shares of common stock could be used by incumbent management to make it more difficult for, and thereby discourage, any attempt to acquire control of us, even though our stockholders may deem such an acquisition desirable. For example, the shares could be privately placed with a purchaser who might support our board in opposing a hostile takeover bid. The issuance of new shares could also be used to dilute the stock ownership and voting power of a third party seeking to remove directors from our board, replace incumbent directors, accomplish certain business combinations or alter, amend or repeal portions of our certificate of incorporation.

Vote Required

Under Delaware law, the approval of a majority of the outstanding stock entitled to vote thereon is required to amend a certificate of incorporation to effect a change in the number of shares of the authorized capital stock of a corporation.

Recommendation

The board of directors unanimously recommends that the stockholders vote “FOR” Proposal 1.

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 PROPOSAL NO. 2:

APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT, IN A RATIO TO BE DETERMINED BY OUR BOARD OF DIRECTORS RANGING FROM 1-FOR-10 TO 1-FOR-100, OF ALL ISSUED AND OUTSTANDING SHARES OF OUR COMMON STOCK, AT A TIME IN THE THREE YEARS FOLLOWING SUCH APPROVAL
TO BE DETERMINED BY THE BOARD

Proposed Amendment

The board has adopted, and is recommending to the stockholders for approval, an amendment to our certificate of incorporation to effect a reverse stock split, in a ratio to be determined by our board of directors ranging from 1-for-10 to 1-for-100, of all issued and outstanding shares of our common stock, at a time in the three years following such approval to be determined by the board (the “Stock Split Amendment”). The board may elect not to implement a reverse stock split, in its discretion, even if the proposal is approved by our stockholders.

If the Stock Split Amendment is approved by the required vote of stockholders, paragraph one of Article IV of our certificate of incorporation would be supplemented by adding the following:

Upon the effectiveness of the Certificate of Amendment to the Restated Certificate of Incorporation containing this sentence, each [number between 10 and 100, as determined by the Board of Directors following stockholder approval] shares of Common Stock issued and outstanding as of the date and time immediately preceding [the date on which the certificate of amendment is filed] (the “Split Effective Date”), shall be automatically changed and reclassified, as of the Split Effective Date and without further action, into one fully paid and non-assessable share of Common Stock. There shall be no fractional shares issued. A holder of record of Common Stock on the Split Effective Date who would otherwise be entitled to a fraction of a share of Common Stock shall, in lieu of such fractional share, be entitled to receive one whole share of Common Stock by virtue of rounding up such fractional share to the next highest whole share.

The proposed amendment, if adopted by the required vote of stockholders and if the board subsequently determines to effect a reverse stock split, will become effective upon its acceptance by the Delaware Secretary of State.

Background and Reasons for the Stock Split Amendment

The board believes that a reverse stock split would enhance the acceptability and marketability of our common stock to the financial community and the investing public and may mitigate any reluctance on the part of certain brokers and investors to trade in our common stock. In addition, the board believes the reverse stock split would increase the potential for our common stock to be listed on a national exchange, potentially increasing the liquidity of our common stock. Many institutional investors have policies prohibiting them from holding stocks in their own portfolios which trade at prices below certain levels. These policies reduce the number of potential investors in our common stock at its current market price. In addition, analysts at many leading brokerage firms are reluctant to recommend stocks to their clients, or monitor the activity of stocks, that trade at a price per share below certain levels. A variety of brokerage house policies and practices also tend to discourage individual brokers within those firms from dealing in stocks that trade at a price per share below certain levels. Some of those policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that function to make the handling of such stocks unattractive to brokers from an economic standpoint. Additionally, because brokers’ commissions on such stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current share price of our common stock can result in an individual stockholder paying transaction costs that represent a higher percentage of total share value than would be the case if our share price were higher. This factor may also limit the willingness of institutions to purchase our common stock.

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The board believes that approval of the Stock Split Amendment granting the board authority to effect a reverse stock split at a time and at a split ratio of their choosing (as opposed to approval of an immediate reverse stock split at a specific ratio), would provide the board with maximum flexibility to react to current market conditions and therefore to achieve the purposes of the reverse stock split, if implemented, and to act in the best interests of our stockholders.

Vote Required

Under Delaware law, the approval of a majority of the outstanding stock entitled to vote thereon is required to amend a certificate of incorporation to effect a stock split.

Recommendation

The board of directors unanimously recommends that the stockholders vote “FOR” Proposal 2.

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PROPOSAL NO. 3:

Approval of the Adjournment of the Special Meeting if Necessary or Appropriate in the Discretion of the Chairman of the Special Meeting, to Solicit Additional Proxies If There Are Insufficient Votes at the Time of the Special Meeting to Approve Either of the First or Second Proposals

General

This proposal, if adopted, authorizes the chairman of the special meeting to adjourn the special meeting to another time or place, if necessary or appropriate in the discretion of the chairman of the special meeting, to permit further solicitation of proxies to obtain additional votes in favor of the Authorized Shares Amendment or the Stock Split Amendment.

If, at the special meeting, the number of shares of common stock present or represented and voting in favor of the proposals to approve the Authorized Shares Amendment or the Stock Split Amendment is insufficient to approve either of such proposals, we intend to move to adjourn the special meeting in order to enable the board to solicit additional proxies for approval of such proposals. We are asking our stockholders to approve this adjournment if necessary or appropriate in the discretion of the chairman of the special meeting.

Vote Required

The affirmative vote of a majority of the votes present and entitled to vote is required for approval of this proposal.

Recommendation

The board of directors unanimously recommends that the stockholders vote “FOR” Proposal 3.

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DESCRIPTION OF SECURITIES

We are authorized to issue 505 million shares of stock, in two classes: 500 million shares of common stock, par value $.001 per share, and 5 million shares of preferred stock, including 3,000 shares of Series B convertible preferred stock, par value $.001 per share and 7,200 shares of Series C convertible preferred stock, par value $.001 per share. As of the record date, there were 130,183,838 shares of common stock outstanding, which were held of record by 374 stockholders, 1,277 shares of Series B preferred stock outstanding, which were held of record by 7 stockholders, and 4,484 shares of Series C preferred stock outstanding, which was held of record by 4 stockholders.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board out of funds legally available therefor and in liquidation proceedings. Holders of common stock have no preemptive or subscription rights and there are no redemption rights with respect to such shares.

Preferred Stock

Our board is authorized, without further stockholder action, to issue preferred stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences, of the preferred stock.

Although there is no current intention to do so, our board may, without stockholder approval, issue additional shares of preferred stock or shares of another class or series of preferred stock with voting and conversion rights that could adversely affect the voting power or dividend rights of the holders of common stock and may have the effect of delaying, deferring or preventing a change in control.

Series B Convertible Preferred Stock

Dividends. The holders of Series B preferred stock are entitled to receive quarterly, at the end of each calendar quarter, out of funds legally available therefor, dividends per share at the per annum rate of ten percent of the stated value, prior and in preference to any declaration or payment of any dividend on any stock ranking junior to the Series B preferred stock. Such dividends are cumulative and are compounded annually, and accrue whether or not declared by our board of directors. At our election, dividends on the Series B preferred stock may be paid by the issuance and delivery of whole shares of common stock having an aggregate current market price at the time of issuance equal to the amount of dividends so paid, as long as such shares of common stock are registered for resale under an effective registration statement or such shares are then eligible to be sold without restriction under Rule 144 of the Securities Act. The shares of any class of our capital stock ranking equal to the Series B preferred stock as to dividends and the distribution of assets upon liquidation are referred to in this prospectus as pari passu stock. If any dividend becomes due and payable to the holders of Series B preferred stock and there is also due and payable a dividend to the holders of pari passu stock, and we have insufficient funds to make payment in full to all such holders of such respective dividends, then such funds as are available will be distributed among the holders, ratably in proportion to the full amounts to which they would otherwise respectively be entitled.

Conversion. Each share of Series B preferred stock is convertible into the number of shares of common stock equal to the quotient obtained by dividing (i) the sum of the stated value plus all declared or accrued but unpaid dividends on such shares of Series B preferred stock, by (ii) the conversion price per share. The per share conversion price as of the record date was $0.10455. The conversion price is subject to adjustment under certain circumstances to protect the holders of Series B preferred stock from dilution relative to certain issuances of common stock, or securities convertible into or exercisable for shares of common stock. Subject to certain exceptions, if we issue shares of common stock, or such other securities, at a price per share less than the then-effective conversion price, the conversion price will be adjusted to equal such lower per share consideration. Effective June 19, 2015, we amended the Series B designations to provide that our board of directors may designate an issuance of our common stock (or security exercisable for or convertible into common stock) as an “excepted issuance” that, as a result of such designation, would be exempt from the “lower price issuance” anti-dilution provisions of the Series B preferred stock.

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The Series B preferred stock is convertible at any time, at the option of the holder. In addition, on any automatic conversion date, “each share of Series B preferred stock then outstanding automatically will be converted into common stock at the then effective conversion rate. An automatic conversion date, subject to certain additional limitations and requirements, will occur upon the earlier of (a) the date that is the 30th day after the later of our receipt of an approvable letter from the FDA for our LuViva device and the date on which the common stock achieves an average closing price for 20 consecutive trading days of at least $0.98 with an average daily trading volume during such 20 consecutive trading days of at least 25,000 shares, (b) the date on which the common stock achieves an average closing price for 20 consecutive trading days of at least $1.16 with an average daily trading volume during such 20 consecutive trading days of at least 25,000 shares, or (c) the date after May 23, 2015 on which the common stock achieves an average closing price for 20 consecutive trading days of at least $0.82 with an average daily trading volume during such 20 consecutive trading days of at least 25,000 shares.

Voting. Each holder of a share of Series B preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such share of Series B preferred stock would be convertible under the circumstances described above on the record date for the vote or consent of stockholders, and will otherwise have voting rights and powers equal to the voting rights and powers of the common stock.

Holders of the Series B preferred stock have the right to vote on those matters which, under the General Corporation Law of the State of Delaware, voting by classes of stock is required and, so long as at least 917 shares (such number subject to adjustment) of Series B preferred stock are outstanding, we may not, without the consent (given by vote in person or by proxy at a meeting called for the purpose, or by written consent) of the holders of a majority of the shares of Series B preferred stock then outstanding:

  create or authorize any shares of any class or series of capital stock having a preference or priority as to either dividends or distribution of assets upon liquidation equal or superior to any such preference or priority of the shares of Series B convertible preferred stock, reclassify any existing securities into shares of such equal or superior stock or amend the terms of any existing securities in a manner inconsistent with the foregoing restriction;
  amend or repeal any provision of, or add any provision to, our certificate of incorporation or bylaws, if such action would adversely alter or change the preferences, rights, privileges, or powers of, or restrictions provided for the benefit of, the Series B convertible preferred stock;
  declare, pay or set aside any dividends on any stock ranking junior to the Series B convertible preferred stock, or redeem or repurchase any such junior ranking stock;
  increase or decrease (other than in connection with a redemption or conversion) the authorized number of shares of Series B convertible preferred stock; or
  alter or change the rights, preferences or privileges of the Series B convertible preferred stock in a manner different from each other class of pari passu stock.

Further, and in addition to the approval rights described above, we may not, without the consent of the holders of all of the shares of Series B preferred stock then outstanding, adversely amend or repeal any provision of, or add any provision to, the preferences, rights, privileges or powers of the Series B preferred stock, in respect of:

  the amount of dividends, or the timing of the required payment thereof;
  the liquidation amount, or the timing of the required payment thereof;
  the automatic conversion date; or
  the conversion rights, including the conversion price.

In addition, prior to the date that is the 30th day after the later of our receipt of an approvable letter from the FDA for LuViva and the date on which the common stock achieves an average closing price for 20 consecutive trading days of at least $0.98 with an average daily trading volume during such 20 consecutive trading days of at least 25,000 shares, we may not, without the consent of the holders of 66 2/3% of the shares of Series B preferred stock then outstanding, incur or cause any of our subsidiaries to incur indebtedness for borrowed money, or guarantee indebtedness for borrowed money, that is (i) secured by our intellectual property; or (ii) in excess of $2,000,000.

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Redemption. Subject to certain conditions, we have the right to redeem, to the fullest extent permitted by law, all or any portion of the outstanding Series B preferred stock at the then-current redemption price, at any time after May 23, 2015. The redemption price per share of Series B preferred stock will be equal to the liquidation amount, including unpaid dividends up to and including the date of redemption.

Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, referred to in this prospectus as a liquidation, or a “sale or merger” (as described below), the holders of the outstanding shares of Series B preferred stock, at their election, will be entitled to receive in exchange for and in redemption of each share of their Series B preferred stock, prior and in preference to the holders of stock ranking junior to the Series B preferred stock, (x) in the case of a liquidation, from any funds legally available for distribution to stockholders, and (y) in the case of a sale or merger, from the net proceeds therefrom, an amount equal to the greater of (i) the stated value per share, plus the aggregate amount of all declared or accrued, but unpaid, dividends per share, or (ii) the amounts to which such holders would have been entitled if the shares were converted to shares of common stock immediately before the liquidation, or sale or merger as the case may be.

For purpose of the Series B preferred stock, a “sale or merger” includes, subject to exclusion by the vote of holders of Series B preferred stock constituting at least 66 2/3% of the total number of shares of such series outstanding, voting separately as a class, (a) our merger, reorganization, or consolidation into or with another corporation in which our stockholders immediately preceding such transaction own less than 50% of the voting securities of the surviving corporation, or (b) the sale, transfer, or lease (other than a transfer or lease by pledge or mortgage to a bona fide lender) of all or substantially all of our assets to any entity 50% or more of the voting securities of which are not beneficially owned by the beneficial owners of our voting securities prior to such transaction.

Series C Convertible Preferred Stock

Dividends. From the original issue date until 42 months thereafter, the holders of Series C preferred stock are entitled to receive quarterly cumulative dividends at a rate per share (as a percentage of stated value per share) of 12% per year per share payable quarterly on each January 1, April 1, July 1 and October 1 during such period (beginning October 1, 2015) in shares of our common stock (subject to certain conditions) or, at our option, in cash. In addition, upon the conversion of the Series C preferred stock (other than a forced conversion, described below) during the such period, we must pay the converting holder a “make-whole payment” in cash or, at our option (subject to certain conditions), shares of our common stock with respect to the converted shares of Series C preferred stock in an amount equal to $420 per $1,000 of stated value, less the amount of any dividends already paid on such shares of Series C preferred stock. To the extent we choose to pay any dividends or make-whole payments in shares of our common stock, such shares will be valued at 80% of then-current market price (calculated as the average daily volume weighted average price of our common stock for the five consecutive trading days prior to payment). After the dividend payment period, holders of Series C preferred stock are only entitled to receive dividends on an as-if-converted basis) with holder of our common stock (other than dividends paid in additional shares of common stock).

Voting. Except as otherwise proved by law or in the Series C designations, the Series C preferred stock has no voting rights. We may not, without the consent of the holders of a majority of the shares of Series C preferred stock then outstanding, alter or change adversely the powers, preferences or rights given to the Series C preferred stock or alter or amend the Series C designations, create any class of stock with a liquidation preference equal or senior to the Series C preferred stock, amend our charter in any manner that adversely affects any rights of the holders of Series C preferred stock, increase the number of authorized shares of Series C preferred stock, or enter into any agreement with respect to any of the foregoing.

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Liquidation. In the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, the holders of our Series C preferred stock will be entitled to receive out of our assets an amount equal to the stated value of their shares, plus any other fees, liquidated damages or dividends then due and owing on their shares, before any distribution or payment to the holders of any junior securities.

Conversion. The Series C preferred stock is convertible at any time, at the option of the holder. In addition, if the market price of our common stock for each trading day for 20 of any 30 consecutive trading-day period exceeds 250% of the highest conversion price in effect during such period, we may force each holder to convert all or part of such holder’s shares into shares of common stock.

Each share of Series C preferred stock is convertible into the number of shares of common stock equal to the quotient obtained by dividing (i) the sum of the stated value plus all accrued but unpaid dividends on such share, by (ii) the per share conversion price. As of the record date, the per share conversion price of the Series C preferred stock was $0.0492. The conversion price will automatically adjust downward to 80% of the then-current market price on each of the following dates: (1) 20 trading days after the effectiveness of the next registration statement to be filed in connection with the Series C preferred stock, (2) 15 trading days after any reverse stock split of our common stock, and (3) five trading days after any conversions of our outstanding convertible debt. The conversion price is subject to further adjustment under certain circumstances to protect the holders of Series C preferred stock from dilution relative to certain issuances of common stock, or securities convertible into or exercisable for shares of common stock. Subject to certain exceptions, if we issue shares of common stock, or such other securities, at a price per share less than the then-effective conversion price, the conversion price will be adjusted to equal such lower per share consideration.

Secured Promissory Note

We have issued and outstanding a secured promissory note that, as amended, provides the holder the right to convert up to $450,000 in outstanding balance into shares of our common stock, which limit will increase by $75,000 monthly beginning August 2015, at a conversion price per share equal to the lower of (1) $0.25 and (2) 75% of the lowest daily volume weighted average price per share of our common stock during the five business days prior to conversion. If the conversion price at the time of any conversion request would be lower than $0.15 per share, we have the option of delivering the conversion amount in cash in lieu of shares of our common stock.

Options and Warrants

As of the record date, we have issued options to purchase a total of 10,955,541 shares of our common stock pursuant to various equity incentive plans, at a weighted average exercise price of $0.45 per share. Recommendations for option grants under our equity incentive plans are made by the compensation committee of our board, subject to ratification by the full board. The compensation committee may issue options with varying vesting schedules, but all options granted pursuant to our equity incentive plans must be exercised within ten years from the date of grant.

We have issued warrants to purchase our common stock from time to time in connection with certain financing arrangements and for other purposes. As of the record date, there are warrants exercisable for an aggregate of 122,811,526 shares of common stock outstanding, as follows:

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Warrants (Underlying Shares)		Exercise Price Per Share	Expiration Date
6,790	(1)	$1.0100	September 10, 2015
439,883	(2)	$0.6800	March 31, 2016
285,186	(3)	$1.0500	November 20, 2016
1,858,089	(4)	$0.10455	May 23, 2018
17,644,027	(4)	$0.0900	May 23, 2018
200,000	(5)	$0.5000	April 23, 2019
561,798	(5)	$0.4500	May 22, 2019
184,211	(6)	$0.3800	September 10, 2019
325,521	(7)	$0.4601	September 27, 2019
755,344	(8)	$0.2812	December 2, 2019
8,392,707	(9)	$0.09000	December 2, 2020
8,392,707	(9)	$0.1100	December 2, 2020
2,000,000	(10)	$0.2550	March 30, 2018
1,754,737	(11)	$0.1188	June 30, 2020
52,642,105	(12)	$0.095	June 30, 2020
27,368,421	(13)	$0.095	September 4, 2020
28,973,684	(14)	$0.095	September 21, 2020
(1)	Issued as part of a September 2010 private placement.
(2)	Issued in February 2014 as part of a buy-back of a minority interest in Interscan in December 2012.
(3)	Issued as part of a November 2011 private placement.
(4)	Issued in June 2015 in exchange for warrants originally issued as part of a May 2013 private placement.
(5)	Issued to a placement agent in conjunction with an April 2014 private placement.
(6)	Issued to a placement agent in conjunction with a September 2014 private placement.
(7)	Issued as part of a September 2014 Regulation S offering.
(8)	Issued to a placement agent in conjunction with a 2014 public offering.
(9)	Issued in June 2015 in exchange for warrants originally issued as part of a 2014 public offering.
(10)	Issued as part of a March 2015 private placement.
(11)	Issued to a placement agent in conjunction with a June 2015 private placement.
(12)	Issued as part of a June 2015 private placement.
(13)	Issued as part of a September 2015 private placement.
(14)	Issued as part of a September 2015 private placement.

All outstanding warrant agreements provide for anti-dilution adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other changes in our corporate structure. The warrants identified in note (4) to the table and having an exercise price of $0.0900 per share, as well as the warrants identified in notes (12-14) to the table also contain anti-dilution adjustments in the event that we issue shares of our common stock, or securities exercisable for or convertible into shares of our common stock, at prices below the exercise prices of such warrants.

The warrants identified note in (4) to the table and having an exercise price of $0.0900 per share are subject to a mandatory exercise provision. Subject to certain limitations, we may require exercise of these warrants at any time following (a) the date that is the 30th day after the later of our receipt of an approvable letter from the FDA for LuViva and the date on which the common stock achieves an average market price for 20 consecutive trading days of at least $1.30 with an average daily trading volume during such 20 consecutive trading days of at least 25,000 shares, or (b) the date on which the average market price of the common stock for 20 consecutive trading days immediately prior to the date we deliver a notice demanding exercise is at least $1.62 and the average daily trading volume of the common stock exceeds 25,000 shares for such 20 consecutive trading days. If these warrants are not timely exercised upon demand, they will expire. Upon the occurrence of certain events, we also may be required to repurchase these warrants, as well as the other warrants identified in note (4) to the table.

The warrants identified in note (7) to the table are also subject to a mandatory exercise provision. This provision permits us, subject to certain limitations, to require the exercise of such warrants should the average trading price of our common stock over any 30 consecutive day trading period exceed $0.9216. The warrants identified in note (9) to the table are also subject to a mandatory exercise provision. In the event that the trading price of our common stock is at least two times the initial warrant exercise price for any 20-day trading period, we will have the right to require the immediate exercise of 50% of the then-outstanding warrants. Further, in the event that the trading price of our common stock is at least 2.5 times the initial warrant exercise price for any 20-day trading period, we will have the right to require the immediate exercise of 50% of the then-outstanding warrants. Any warrants not exercised within the prescribed time periods will be canceled to the extent of the number of shares subject to mandatory exercise.

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FORWARD-LOOKING STATEMENTS

Statements in this proxy statement that express “belief,” “anticipation” or “expectation,” as well as other statements that are not historical facts, are forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or anticipated results, including those that may be set forth under "Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2014 and subsequently filed quarterly reports on Form 10-Q. Examples of these uncertainties and risks include, but are not limited to:

•	access to sufficient debt or equity capital to meet our operating and financial needs;
•	our ability to list our common stock on a national market or exchange;;
•	other risks and uncertainties described from time to time in our reports filed with the SEC.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.

Forward-looking statements speak only as of the date the statements are made. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.

* * * * *

THE BOARD OF DIRECTORS

Dated:  October 13, 2015

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

GUIDED THERAPEUTICS, INC.

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD NOVEMBER 11, 2015

The undersigned stockholder of GUIDED THERAPEUTICS, INC., a Delaware corporation (the “Company”), acknowledges receipt of the notice of special meeting of stockholders and proxy statement for the Special Meeting of Stockholders, and hereby appoints Gene S. Cartwright, Ph.D. and William Wells and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the special meeting to be held on Wednesday, November 11, 2015 at 10:00 a.m. local time, at the office of Guided Therapeutics, Inc., 5835 Peachtree Corners East, Suite D, Norcross, Georgia 30392 and at any adjournment or adjournments of the special meeting, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

1.	Approval of an amendment to the Company’s certificate of incorporation to increase the number of authorized shares of the Company’s common stock to a total of 1,000,000,000 shares:

[ ] FOR      [ ] AGAINST      [ ] ABSTAIN

2.	Approval of an amendment to the Company’s certificate of incorporation to effect a reverse stock split, in a ratio to be determined by the Company’s board of directors ranging from 1-for-10 to 1-for-100, of all issued and outstanding shares of the Company’s common stock, at a time in the three years following such approval to be determined by the board:

[ ] FOR      [ ] AGAINST      [ ] ABSTAIN

3.	Approval of the adjournment of the special meeting if necessary or appropriate in the discretion of the chairman of the special meeting, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve either of the first or second proposals:

[ ] FOR      [ ] AGAINST      [ ] ABSTAIN

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR PROPOSAL 1, FOR PROPOSAL 2, AND FOR PROPOSAL 3.

Dated: ______________, 2015

____________________________
Signature

____________________________
Signature

(This proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears on this proxy, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)